(FOLEY & LARDNER LETTERHEAD)

CHICAGO DENVER JACKSONVILLE LOS ANGELES MADISON MILWAUKEE ORLANDO	FIRSTAR CENTER 777 EAST WISCONSIN AVENUE MILWAUKEE, WISCONSIN 53202-5367 TELEPHONE (414) 271-2400 FACSIMILE (414) 297-4900	SACRAMENTO SAN DIEGO SAN FRANCISCO TALLAHASSEE TAMPA WASHINGTON, D.C. WEST PALM BEACH

November 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: WPS Resources Corporation Form U-1 Application

Gentlemen:

     We have examined the Form U-1 Application filed October 12, 2000 (the "Application"), of WPS Resources Corporation ("WPSR"), to which this opinion is an exhibit, requesting an order of the Commission under the Public Utility Holding Company Act of 1935 (the "Act"), authorizing (1) WPSC or a limited liability company of which WPSC will be the sole member ("WPSC-NEWCO") to receive a proportionate share of the membership interests of American Transmission Company, LLC, a Wisconsin limited liability company ("Transco") in exchange for the transfer of WPSC's transmission facilities, associated substations and real property interests (the "WPSC Transmission Assets"), such proportional share to be based on the book value of the WPSC Transmission Assets contributed relative to that contributed by other utilities which become members of the Transco (2) WPSC to purchase Class A shares of ATC Management Inc., a Wisconsin Corporation, the Manager of the Transco (the "Manager") (3) WPSC to purchase one Class B Share of the Manager, and (4) WPSC to acquire all of WPSC-NEWCO's membership interests in exchange for cash (the transactions referred to in the preceding clauses (1) through (4) being hereinafter collectively referred to as the "proposed transactions").

Based upon our examination of such instruments, documents and matters of law as we have deemed requisite, it is our opinion that:

     1.     WPSR, WPSC, and the Manager are corporations validly organized and duly existing under the laws of the State of Wisconsin. Transco is a limited liability company duly organized and existing under the laws of the State of Wisconsin. WPSC-NEWCO, at the time of the proposed transactions, will be validly organized and duly existing.

     2.     Assuming the proposed transactions are accomplished as described in the Application:

(a)	All State laws applicable to the proposed transactions will have been complied with.
(b)

The Manager's Class A Stock and Class B Stocks, when acquired by WPSC pursuant to the proposed transactions for the agreed consideration, will be validly issued, fully paid and, except as indicated below, non-assessable, and WPSC will be entitled to the rights and privileges appertaining thereto set forth in the Manager's Articles of Incorporation; the membership interests in Transco when acquired by WPSC or WPSC-NEWCO will be validly issued, fully paid, non-assessable and the holder thereof will be entitled to the rights and privileges appertaining thereto set forth in the articles of organization and operating agreement of Transco; and the membership interest in the WPSC-NEWCO when acquired by WPSC will be validly issued, fully paid, non-assessable and WPSC will be entitled to the rights and privileges appertaining thereto set forth in the articles of organization and operating agreement of WPSC-NEWCO.

With respect to the non-assessability of the Manager's Class A and Class B Stock, Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, imposes on the shareholders of such corporation a liability equal to the par value of their shares for all debts which may be due to the employees of that corporation for services performed for the corporation but not to exceed six months' service in any one case.

(c)	WPSC will legally acquire the sole membership interest in WPSC-NEWCO and the Shares of Class A Stock and Class B Stock of the Manager. WPSC or WPSC-NEWCO will legally acquire the membership interests in Transco.

(d)	The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by WPSR or WPSC, or of any associate company thereof.

We hereby consent to the filing of this opinion as an exhibit to the Application.

Very truly yours,

 /s/ Foley & Lardner

FOLEY & LARDNER